                                   Five Radnor Corporate Center
                                   100 Matsonford Road, Suite 550
                                   Radnor, Pennsylvania 19087





                                   July 1, 1996



TO OUR STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held on Monday, August 5, 1996, at 8:30 a.m., Eastern Daylight Time, in the Ballroom of the Four Seasons Hotel, 18th Street and Benjamin Franklin Parkway, Philadelphia, Pennsylvania.

     The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted upon during the Annual Meeting. You are welcome to present your views on these items and other subjects related to the Company's operations. Your participation in the activities of the Company is important, regardless of the number of shares you hold.

     To ensure that your shares are represented at the Annual Meeting, whether or not you are able to attend, please complete the enclosed proxy and return it to us in the postage-paid envelope.

     I hope you will attend the Annual Meeting.


                                   Sincerely,

                                   /s/ Peter McCausland
                                   ____________________________________
                                   Peter McCausland
                                   Chairman and Chief Executive Officer

                                 AIRGAS, INC.
                         ___________________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                AUGUST 5, 1996
                         ___________________________

TO THE STOCKHOLDERS:

     The Annual Meeting of the Stockholders of Airgas, Inc. (the "Company"), a Delaware corporation, will be held on Monday, August 5, 1996, at 8:30 a.m., Eastern Daylight Time, in the Ballroom of the Four Seasons Hotel, 18th Street and Benjamin Franklin Parkway, Philadelphia, Pennsylvania, for the following purposes:

     1.   To elect three Directors of the Company.

     2. To vote upon a proposal to ratify the selection of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending March 31, 1997.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.


     Stockholders of record at the close of business on June 10, 1996, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person, but whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy in the return envelope. Returning your proxy does not deprive you of the right to attend the Annual Meeting and vote your shares in person.

                                     By Order of the Board of Directors,

                                     /s/ Todd R. Craun
                                     __________________________________
                                     Todd R. Craun, Esq.
                                     Secretary
Radnor, Pennsylvania
July 1, 1996





     The Company's Annual Report for the year ended March 31, 1996, accompanies this notice, but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material.

       3                         AIRGAS, INC.

                               PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors of Airgas, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on August 5, 1996.

     Stockholders of record at the close of business on June 10, 1996, will be entitled to vote at the Annual Meeting. At the close of business on June 10, 1996, 64,265,320 shares of the Company's $0.01 par value common stock ("Common Stock") were outstanding. A stockholder is entitled to one vote for each share of Common Stock held by such stockholder. This Proxy Statement and the enclosed form of proxy are being mailed to the Company's stockholders on or about July 1, 1996.

     Shares represented by a proxy in the accompanying form, unless previously revoked, will be voted at the Meeting if the proxy is returned to the Company properly executed and in sufficient time to permit the necessary examination and tabulation before a vote is taken. A proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company, by giving a later dated proxy, or by voting in person at the meeting. Mere attendance at the Annual Meeting will not revoke the proxy. Any specific instructions indicated on your proxy will be followed. Unless contrary instructions are given, your proxy will be voted FOR each of the proposals described in this Proxy Statement and in the discretion of the proxy holders on such other business as may properly come before the Annual Meeting.

     Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote these shares in their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to the rules of the New York Stock Exchange. In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a "broker non-vote." A broker non-vote has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of the proposal. A broker non-vote has the effect of reducing the number of required affirmative votes when a majority of the shares present and entitled to vote or a majority of the votes cast is required for approval of the proposal. The election of each nominee for director (Proposal 1) requires a plurality of votes cast. Brokers have discretionary authority to vote on this proposal. The ratification of the selection of the auditors (Proposal 2) requires the approval of a majority of the outstanding shares of Common Stock represented and entitled to vote at the meeting. For purposes of Proposal 2, abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the approval of Proposal 2. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.

     The cost of proxy solicitation, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to beneficial owners of the Common Stock, will be paid by the Company. Proxies will be solicited without extra compensation by certain officers and regular employees of the Company by mail and, if found to be necessary, by telephone and personal interviews. All shares represented by valid proxies will be voted.

                            ELECTION OF DIRECTORS

     The By-Laws of the Company presently provide that the Board of Directors shall designate the number of directors constituting the Board of Directors, which shall be no less than seven and no more than thirteen members. Currently, that number has been fixed by the Board of Directors at nine. The Board of Directors consists of three classes, with directors of one class to be elected each year, for terms extending to the annual meeting of stockholders held in the third year following the year of their election.
The three directors whose terms expire at the 1996 Annual Meeting have been nominated to serve for a term expiring at the 1999 Annual Meeting.

     The names and biographical summaries of the three persons who have been nominated to stand for election at the 1996 Annual Meeting and the remaining directors whose terms are continuing until the 1997 or 1998 Annual Meetings appear below. John A. H. Shober and Merril L. Stott were elected by the stockholders at the 1993 Annual Meeting, and Argeris N. Karabelas has been nominated to serve as a director. Of the continuing directors, Erroll C. Sult, Robert E. Naylor, Jr. and Robert L. Yohe were elected by the stockholders at the 1994 Annual Meeting and W. Thacher Brown, Frank B. Foster, III and Peter McCausland were elected at the 1995 Annual Meeting. James M. Hoak, Jr., a director since 1987, is not standing for re-election.

     All nominees have indicated that they are willing and able to serve as directors if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee designated by the Board of Directors or its Nominating and Compensation Committee.

     The Board of Directors recommends that you vote FOR the election of Messrs. Shober, Stott and Karabelas.

     Set forth below is certain information regarding the three nominees for election at the Annual Meeting and the remaining six directors whose terms are continuing until the 1997 and 1998 Annual Meetings.

Nominees for Election for Terms Expiring at the 1999 Annual Meeting:

John A.H. Shober        Mr. Shober, age 63, has been the Vice Chairman of Penn
                        Virginia Corporation, a natural resources company, since 1992, Chief Executive Officer since 1989 and was
                        President for more than ten years prior to 1989. He has been an officer of Penn Virginia Corporation since
                        1971, and served as a director since 1978. Mr. Shober is a director of Betz Laboratories, Inc., Ensign
                        Bickford Industries, Inc., First Reserve Corporation and MIBRAG mbH, as well as a Member of the Board of Managers of Pennsylvania Hospital, a Member of the Board of Trustees of Eisenhower Exchange Fellowships,
                        Inc. and director of the YMCA of Philadelphia and vicinity. Mr. Shober has served as a director of the Company since 1990.

Merril L. Stott         Mr. Stott, age 67, has been providing management
                        consulting services to the Company since April 1, 1994. Prior to that, he was the Director of Management Development for the Company from April 1,
                        1993 to March 31, 1994, was President from April 1,
                        1991 to March 31, 1993, and was Vice President -

                        Operations from August 1988 to March 31, 1991. Mr. Stott has served as a director of the Company since 1993.

Argeris N. Karabelas,   Dr. Karabelas, age 43, has been the President of
Ph.D.                   SmithKline Beecham Pharmaceuticals' North American
                        division since 1993. Prior to 1993, he held a variety of marketing and sales positions at SmithKline
                        Beecham, a healthcare company, including Senior Vice
                        President of Marketing from 1990 to 1993. From 1989 to 1990, Dr. Karabelas was CEO of Cytotherapeutics, a biotechnology company. Prior to that, he was an Assistant Professor of Industrial Pharmacy and
                        Pharmacokinetics at the Massachusetts College of Pharmacy.

Directors Serving for Terms Expiring at the 1997 Annual Meeting:

Erroll C. Sult          Mr. Sult, age 69, has been the President of National
                        Welders Supply Co., Inc., a major independent producer and distributor of industrial gases, welding supplies and related equipment in North Carolina, South
                        Carolina, Georgia and Virginia, since 1987, and was Executive Vice President for more than five years prior thereto. Mr. Sult has served as a director of the Company since 1988.

Robert E. Naylor, Jr.   Mr. Naylor, age 63, retired from the Rohm & Haas
                        Company, a specialty chemical manufacturer, in December 1995. For ten years prior to his retirement, he had been Group Vice President and a director of Rohm & Haas Company. Mr. Naylor has served as a director of the Company since 1992.

Robert L. Yohe          Mr. Yohe, age 60, is an independent investor,
                        corporate director and advisor. He was Vice Chairman of Olin Corporation and a member of its Board of Directors until 1994. Mr. Yohe is a Director of Betz
                        Laboratories, Inc., Calgon Carbon Corporation and The
                        Middleby Corporation. He also is a trustee of Lafayette College. Mr. Yohe has served as a director of the Company since 1994.

Directors Serving for Terms Expiring at the 1998 Annual Meeting:

W. Thacher Brown         Mr. Brown, age 48, has been the Chairman, President
                         and a director of 1838 Investment Advisors, Inc., an investment management company, and President of 1838
                         Investment Advisors, L.P., since July 1988, and has been President of 1838 Investment Advisors Funds since 1995. He is a director of the 1838 Bond
                         Debenture Trading Fund Inc., the 1838 Investment
                         Advisors Funds and The Harleysville Mutual Insurance
                         Company, and was a Senior Vice President and a director of Drexel Burnham Lambert Incorporated for more than four years prior to 1988. Mr. Brown has been a director of the Company since 1989.

Frank B. Foster, III     Mr. Foster, age 62, has been Chairman of DBH
                         Associates, a venture capital/consulting firm, since
                         1989.  He was President and CEO of Diamond-Bathurst
                         Inc., a publicly-held manufacturer of glass containers, from 1975 until he founded DBH. He also serves as a director of Contour Packaging, U.S.
                         Precision Glass, Fragrance Impressions, Ltd.,
                         Carr-Lowrey Glass Company and 1838 Investment
                         Advisors Funds. Mr. Foster has been a director of the Company since 1986.

Peter McCausland         Mr. McCausland, age 46, has been the Chairman of the
                         Board and the Chief Executive Officer of the Company since 1987, was the President from 1993 to 1995 and from 1986 to 1988. Mr. McCausland has been a director of the Company since 1986.

Board of Directors and Committees

     The Board of Directors held six meetings during the year ended March 31, 1996. The average attendance by directors at these meetings was 93 percent, and all incumbent directors attended at least 93 percent of the Board and Committee meetings they were scheduled to attend.

     The standing committees of the Board of Directors are an Executive Committee, a Nominating and Compensation Committee and an Audit Committee. These committees held, respectively, two meetings, three meetings and three meetings during the year ended March 31, 1996.

     The members of the Executive Committee are Messrs. Foster, McCausland and Sult. As authorized by Delaware law and the Company's By-Laws, the Executive Committee may exercise all of the powers of the Board of Directors when the Board is not in session, except that it may not elect directors or appoint officers, amend the By-Laws, declare dividends, appoint members of the Executive Committee, approve the acquisition of substantially all the assets or capital stock of a corporation or business entity which has annual sales in excess of 20% of the annual sales of the Company or take any other action which may only be taken by the Board.

     The members of the Nominating and Compensation Committee are Messrs. Brown, Hoak and Shober. Its responsibilities include the review of compensation practices and corporate benefit plans of the Company, and the review and recommendation of prospective officers and Board members. The Committee does not consider nominations for Board membership made by the Company's stockholders.

     The members of the Audit Committee are Messrs. Brown, Naylor and Yohe. Its duties include the selection of independent accountants subject to the approval of the stockholders, review of the scope and results of the audit and review of the organization and scope of the Company's internal auditing and financial controls.

Compensation of Directors

     Directors (other than those who are employees of the Company) are paid an annual retainer of $9,000 plus a fee of $1,000 for each Board or Committee meeting attended, and are entitled to participate in the 1989 Non-Qualified Stock Option Plan for Directors (Non-Employees) (the "Directors' Plan").

Under the Directors' Plan, on the date of each annual meeting of stockholders, continuing directors are granted options to purchase 8,000 shares of the Company's Common Stock at an exercise price equal to the fair market value on the date of grant. The options are exercisable immediately and have terms of 10 years. Messrs. Brown, Foster, Hoak, Naylor, Shober, Sult, Stott and Yohe each received options to acquire 5,000 shares adjusted to reflect the 2-for-1 stock split in April 1996 (after they each waived their right to options to acquire 3,000 shares) in fiscal 1996. The Chairman of the Audit Committee and the Nominating and Compensation Committees also receive an additional $3,000 annual retainer. Directors are also reimbursed for their travel expenses for attendance at Board and Committee meetings.

     From April 1, 1995, through March 31, 1996, Mr. Stott was paid $10,000 for consulting services he rendered to the Company.

Filings Under Section 16(a)

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of the securities with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. The Company knows of no greater than ten percent stockholders, other than one person who is an officer and director.

     Based solely on its review of the copies of the forms received by it with respect to the 1996 fiscal year, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all of its officers and directors complied with all filing requirements applicable to them, except with respect to one late filing of a Form 4 to report the sale of 353 shares of the Company's Common Stock by E. Pat Baker in August 1995, which Form 4 was filed in September 1996, two weeks late. Additionally, 215 shares of the Company's Common Stock acquired by Mr. Baker on March 31, 1995, pursuant to the Company's 1994 Stock Purchase Plan was inadvertently omitted from Mr. Baker's Form 3. The acquisition of shares was made one day before the date on which Mr. Baker became an executive officer for purposes of
Section 16(a).  Upon discovery of the error, an amendment was promptly filed.

                        EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation paid during the fiscal years ended March 31, 1996, 1995 and 1994 to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers based on salary and bonus earned during the 1996 fiscal year.

Summary Compensation Table (continued on next page)

                        Annual Compensation
                       Long Term Compensation
                       _______________________

                                                          Other Annual
Name and Principal     Fiscal                             Compensation
   Position            Year      Salary ($)   Bonus ($)   ($)(1)
_________________      ______    __________   _________   ____________

Peter McCausland       1996     $ 500,000     $ 497,500    (1)
Chairman and Chief     1995       325,000       580,280
Executive Officer      1994       325,000       575,000

Hermann Knieling       1996       163,333        71,000    (1)
President and Chief    1995       120,000        64,733
Operating Officer      1994       115,000        50,700

Britton H. Murdoch     1996       159,500        72,500    (1)
Vice President-        1995       153,000        85,000
Finance                1994       147,500        68,300

Kenneth A. Keeley      1996       150,556        55,000    (1)
Division President-    1995       152,062        64,733
Central                1994       145,000        49,500

Gordon L. Keen, Jr.    1996       127,700        76,000    (1)
Vice President-        1995       123,600        60,800
Corporate Development  1995       123,000        50,200

Summary Compensation Table (continued from previous page)

                                    Long Term Compensation
                                    ______________________

                                        Securities               All Other
Name and Principal     Restricted       Underlying    LTIP       Compensation
   Position            Stock Awards     Options (#)   Payouts    ($)(1)
_________________      ____________     ___________   ________   ____________

Peter McCausland           None          144,000       None        $ 6,066(2)
Chairman and Chief         None          216,000       None          5,766
Executive Officer          None          272,000       None          4,558

Hermann Knieling           None           34,000       None          8,513(3)
President and Chief        None           40,400       None          6,900
Operating Officer          None           51,200       None          5,600

Britton H. Murdoch         None           32,000       None          7,727(4)
Vice President -           None           40,400       None          7,692
Finance                    None           51,200       None          6,082

Kenneth A. Keeley          None           32,000       None          8,316(5)
Division President -       None           40,400       None          8,125
Central                    None           51,200       None          6,488

Gordon L. Keen, Jr.        None           20,000       None          6,641(6)
Vice President -           None           24,400       None          6,062
Corporate Development      None           32,000       None          5,048

(1) Amount does not exceed the lesser of $50,000 or 10% of total salary and bonus.
(2) Consists of $5,718 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan, and the value of life insurance premiums of $348 paid for the benefit of Mr. McCausland.
(3) Consists of $7,109 of employer matching contributions and discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan and the value of life insurance premiums of $1,404 paid for the benefit of Mr. Knieling.
(4) Consists of $7,595 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan, and the value of life insurance premiums of $132 paid for the benefit of Mr. Murdoch.
(5) Consists of $7,416 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan and the value of life insurance premiums of $900 paid for the benefit of Mr. Keeley.
(6) Consists of $6,065 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan and the value of life insurance premiums of $576 paid for the benefit of Mr. Keen.

Option Grants During 1996 Fiscal Year (continued on next page)

       The following table provides information related to options granted to the named executive officers during fiscal 1996. The Company does not have any outstanding stock appreciation rights.

Individual Grants
______________________________________________________________________________

                    No. of
                    Securities   % of Total
                    Underlying   Options
                    Options      Granted to
                    Granted      Employees in   Exercise        Expiration
Name                (#)(2)       Fiscal Year    Price ($/Sh)      Date
____                _________    ____________   ____________    ___________

Peter McCausland     72,000         7.4%         $13.32         May 22, 2005
                     72,000         7.4           17.31         May 22, 2005

Hermann Knieling     16,000         1.6           13.32         May 22, 2005
                     16,000         1.6           17.31         May 22, 2005
                      2,000          .2           13.32         May 22, 2005

Britton H. Murdoch   16,000         1.6           13.32         May 22, 2005
                     16,000         1.6           17.31         May 22, 2005

Kenneth A. Keeley    16,000         1.6           13.32         May 22, 2005
                     16,000         1.6           17.31         May 22, 2005

Gordon L. Keen, Jr.  10,000         1.0           13.32         May 22, 2005
                     10,000         1.0           17.31         May 22, 2005

Options Granted During 1995 Fiscal Year (continued from previous page)


                                 Potential Realization Value at
                                 Assumed Annual Rates of Stock
                                 Price Appreciation for Option
                                 Term (1)
                                 _______________________________



Name                     0%($)(3)          5%($)(3)      10%($)(3)
____                     ________          ________      _________

Peter McCausland           $ 0            $603,135       $1,528,463
                             0             315,855        1,241,183

Hermann Knieling             0             134,030          339,658
                             0              70,190          275,818
                             0              16,754           42,457

Britton H. Murdoch           0             134,030          339,658
                             0              70,190          275,818

Kenneth A. Keeley            0             134,030          339,658
                             0              70,190          275,818

Gordon L. Keen, Jr.          0              83,769          212,287
                             0              43,868          172,387



(1) These amounts, based on assumed appreciation rates of 0%, 5% and 10% prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) Options to acquire shares of Common Stock, which become exercisable in four equal annual installments beginning May 22, 1996.

(3) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders. If the named executive officers realize the appreciated values based on the 5% and 10% appreciation rates set forth in the table, total stockholder value will have appreciated by approximately $584 million and $1.481 billion, respectively, and the value of the named executive officers' appreciation will be approximately 0.3% of the total stockholders' appreciation. Potential stock price appreciation to all stockholders is calculated based on a total of 64,265,320 shares of Common Stock outstanding on June 10, 1996, and a price of $14.46 per share, the weighted average exercise price of options granted in fiscal 1996 referred to in the table above.

Aggregated Option Exercises During 1996 Fiscal Year and Fiscal Year-End Option Values

  The following table provides information related to employee options and warrants exercised by the named executive officers during fiscal 1996 and the number and value of such options held at fiscal year-end.

(columns continued on next page)

                        Shares             Value
                        Acquired on        Realized
Name                    Exercise (#)       ($)(1)
____                    ___________        ________

Peter McCausland          ----              ----

Hermann Knieling         14,600            155,908

Britton H. Murdoch       48,000            550,080

Kenneth A. Keeley       360,000          4,219,120

Gordon L. Keen, Jr.       ----              ----

(columns continued from previous page)

                    Number of Securities
                       Underlying                   Value of Unexercised
                    Unexercised Options             In-the-Money Options
Name                at Fiscal Year-End (#)          at Fiscal Year-End($)(2)
____                ____________________________    __________________________
                    Exercisable     Unexercisable   Exercisable  Unexercisable
                    ___________     _____________   ___________  _____________

Peter McCausland     802,000          526,000       12,892,390     5,007,730

Hermann Knieling      71,500           95,900        1,003,837       770,496

Britton H. Murdoch   157,700           97,900        2,533,427       823,696

Kenneth A. Keeley    212,900           93,900        3,503,867       757,376

Gordon L. Keen, Jr.  272,100           60,300        3,268,090       517,330




     (1) Represents the difference between the option exercise price and the market value on the date of exercise.

     (2) Value based on the closing price of $19.88 per share on March 31, 1996, less the option exercise price.


Termination of Employment and Change in Control Arrangement

     The Company has agreed that upon Mr. McCausland's termination of employment or change in control of the Company, he is entitled to a payment equal to two times annual salary, the continuation of health insurance and other employee benefits for a three-year period and automatic vesting of all previously granted stock options.

        NOMINATING AND COMPENSATION COMMITTEE REPORT ON
                     EXECUTIVE COMPENSATION

     The Nominating and Compensation Committee of the Board of Directors has furnished the following report on executive compensation. Under the supervision of the Nominating and Compensation Committee, the Company has developed and implemented compensation policies, plans and programs.
The Committee is composed of three independent, nonemployee directors. Following review and approval by the Nominating and Compensation Committee, all issues pertaining to executive compensation (other than the granting of stock options under the Company's Amended and Restated 1984 Stock Option Plan) are submitted to the full Board of Directors for approval.

     Since its inception, the Company has maintained the philosophy that compensation of its entire management team, including executive officer level positions through operating management positions at the Company's operating subsidiaries, should be directly and materially linked to operating performance. To achieve this linkage, compensation is heavily weighted towards bonuses paid on the basis of performance and to the award of stock options to a relatively broad level of operating management.

Compensation Principles

     The foundation of the management compensation program is based on beliefs and guiding principles designed to align compensation with business strategy, Company values and management initiatives. The program:

- -   Rewards executives for long-term strategic management and the enhancement of shareholder value through the award of stock options as a significant percentage of total compensation.

- -   Integrates compensation programs with both the Company's annual and longer-term strategic planning and measurement processes.

- -   Provides flexibility in order to maximize local autonomy, which the
    Company views as an important element of its success.

Executive Compensation Program

     The total compensation program consists of both cash and equity based compensation. The annual compensation consists of a base salary and an annual bonus under the Company's Management Incentive Plan. Incentive compensation is closely tied to corporate and individual performance in a manner that encourages a continuing focus on building profitability and shareholder value. Once each year, the Committee determines the salary ranges for executive officers upon review of salary ranges in companies comparable in size in terms of annual sales and capitalization. The comparison group includes companies in the specialty chemicals industry plus distribution companies and fast growth companies outside of the Company's industrial classification. The Committee included companies outside of the Company's industry in the comparison group because it believes that the Company is similar in certain respects to such companies. Actual salary changes are based upon individual and Company-wide performance and generally are fixed at levels slightly below salary levels paid at companies in the comparison group. The individual's performance is measured against specific management objectives, such as pre-tax profits, operating cash flow, debt repayment, safety targets, programs for training and development of personnel and sales and marketing programs.

     Offsetting the Company's lower base salary levels, however, is the opportunity to earn significantly higher total compensation through incentive bonus and stock option programs. The bonus and stock option components are "at risk," meaning that the ultimate value of the compensation depends on such factors as company financial performance, individual performance and stock price. This at risk portion of the Company's executive compensation ranges from approximately 60% to 70% of total compensation, which represents a higher portion of total compensation than for most of the companies in the comparison group. The Committee approves the participation of key executives in the Management Incentive Plan. Awards for executive officers vary with a combination of the Company's achievement of cash flow and earnings goals and are then adjusted up or down for the executive's achievement of specified objectives and individual job performance. The Company's objectives that the Committee considers are the same as those used to determine salary. The Committee relies on these quantitative and qualitative measures and it uses subjective judgment and discretion in light of these measures and the Company's compensation principles described above to determine base salaries and bonuses.

     Long-term incentives are provided through the grant of stock options.
The Committee reviews and approves the participation of executive officers of the Company and its subsidiaries under the Company's stock option plan. The Committee has the authority to determine the individuals to whom stock options are awarded, the terms of the options and the number of shares subject to each option. The size of option grants are based upon position level. The Committee determines the percentage of total compensation which is to consist of the value of stock options for each position level and divides that value by the estimated value of the options, using the Black-Scholes method. During fiscal 1996, the value of options granted was generally between 45% and 55% of an executive officer's total compensation. Through grants of stock options, the objective of aligning executive officers' long-range interests with those of the stockholders are met by providing the executive officers with the opportunity to build a meaningful stake in the Company. The Company does not have a formal policy regarding stock ownership objectives for executives and, therefore, the Committee does not consider stock option grants previously made. As with the determination of base salaries and bonuses, the Committee relies on quantitative and qualitative measures and exercises subjective judgment and discretion in view of these measures and the Company's general policies. Executive officers may also participate in the Company's 401(k) Plan, which includes Company matching contributions and discretionary contributions based on the Company's profitability, and the Company's Employee Stock Purchase Plan, which permits eligible employees to purchase shares of the Company's Common Stock at varying discounts from the market price, depending on the employee's compensation level.

Chief Executive Officer Compensation

     The Nominating and Compensation Committee reviewed the Chief Executive Officer's compensation for fiscal year 1996 and determined that his base salary would increase to $500,000 in fiscal 1996 from $325,000 in fiscal 1995. This higher base salary approximates the median level of chief executive officers of the comparison group of companies and is consistent with the Company's objective of paying a higher level of compensation through its at risk bonus and stock option programs. The fiscal 1996 bonus award was based upon the achievement of objective, pre-determined pre-tax profits, operating cash flow and debt repayment (exclusive of acquisition related debt) targets, as set forth in the Management Incentive Plan, and the Chief Executive Officer's performance in meeting specific strategic and operating objectives, such as the successful integration of a large number of acquisitions and increases in same-store sales. In determining the number of shares to be awarded as stock options, the Committee relied upon grant levels specifically determined and recommended by an independent outside consultant in 1990 for growth-oriented companies initiating stock option plans, as part of a five-year, front-end loaded stock option grant plan for the Chief Executive Officer, and upon the Chief Executive Officer's performance.

Deductibility

     The Company intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code (the "Code") of compensation paid to its executive officers while maintaining compensation programs to attract and retain highly qualified executives in a competitive environment.


John A.H. Shober, Chairman
W. Thacher Brown
James M. Hoak, Jr.

           STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P Composite - 500 Stock Index and the S&P Chemicals Composite Index for the period of five years commencing April 1, 1991 and ended March 31, 1996.

                       CERTAIN TRANSACTIONS


     McClain Corporation ("McClain"), Woodstock, Illinois, which is the beneficial owner of more than five percent of the Company's Common Stock, is the exclusive sales agent of a subsidiary of the Company for the sale and marketing of certain products, including electrically calcined anthracite and electrode paste, under a sales agency agreement which was renewed by the parties in October 1993 for a ten-year term (the "Sales Agency Agreement"). The Sales Agency Agreement provides for the payment of commissions to McClain equal to 5% of the sales for all Company products sold under the Sales
Agency Agreement by McClain. During the fiscal year ended March 31, 1996, Midwest Carbide, a wholly-owned subsidiary of the Company, paid McClain $685,000 pursuant to the Sales Agency Agreement. The Company believes the amounts paid to McClain are not inconsistent with industry practices.

     The Company leases two properties from Mr. Knieling under two leases that expire in fiscal 1997. During fiscal 1996, the Company made rental payments to Mr. Knieling in the aggregate amount of $64,800. The leases were executed in connection with the purchase by the Company of Mr. Knieling's business prior to his employment by the Company. The Company believes that the terms of the leases are no less favorable than could have been obtained in arms-length transactions with unaffiliated third parties.

     Since April 1, 1995, National Welders Supply Co., Inc., of which Mr. Sult is the President, paid $495,000 to the Company for the purchase of nitrous oxide, $109,000 to the Company for the purchase of specialty gases and $987,000 to a joint venture of the Company for the purchase of calcium carbide. The Company believes that the terms of the transactions are no less favorable than could have been obtained in arms-length transactions with unaffiliated third parties.

     The Company leases cylinders from William A. Rice, Jr., Division President - Industrial Distribution and Purchasing, of the Company, under a capital lease continuing through December 1997. The lease was executed in connection with the purchase by the Company of Mr. Rice's business prior to his employment by the Company. During its 1996 fiscal year, the Company made principal and interest payments totaling $174,000 under the cylinder lease. The Company believes that the terms of the lease are no less favorable than could have been obtained in arms-length transactions with unaffiliated third parties.

     In April 1995, the Company made a $110,000 loan to William E. Sanford, Vice President - Sales and Marketing, to assist in the payment of taxes incurred as a result of Mr. Sanford's exchange of an interest in a subsidiary for the Company's Common Stock. The loan had an annual interest rate of 9%, and principal and interest were due and payable on demand. Mr. Sanford repaid the principal amount in full plus interest of $7,975 in December 1995.

                       SECURITY OWNERSHIP

     The following table sets forth certain information, according to information supplied to the Company regarding the number and percentage of shares of the Company's Common Stock beneficially owned on March 31, 1996 (i) by each person who is the beneficial owner of more than 5% of the Common Stock; (ii) by each nominee for director and director (who is a nominee or continuing director); (iii) by each executive officer named in the Summary Compensation Table; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares listed.



                                Amount and Nature of       Percentage of
  Name of Beneficial Owner      Beneficial Ownership(1)    Shares Outstanding
  ________________________      _______________________    __________________

Peter McCausland
612 East Gravers Lane
Wyndmoor, PA . . . . . .         9,596,704  (2)(3)(4)            14.8

James M. Hoak, Jr. . . .            50,800  (2)                     *

Erroll C. Sult . . . . .            81,600  (2)                     *

W. Thacher Brown . . . .           106,000  (2)(5)                  *

Frank B. Foster, III . .            55,600  (2)                     *

John A. H. Shober. . . .            56,000  (2)                     *

Merril L. Stott. . . . .           202,984  (2)(6)                  *

Robert E. Naylor, Jr.. .            28,000  (2)                     *

Robert L. Yohe . . . . .            15,000  (2)                     *

Britton H. Murdoch . . .           231,798  (2)                     *

Kenneth A. Keeley. . . .           527,142  (2)(4)(7)               *

Gordon L. Keen, Jr.. . .           380,174  (2)(4)                  *

Hermann Knieling . . . .           213,414  (2)(4)                  *

Thomas W. Smith
323 Railroad Avenue
Greenwich, CT 06830. . .         3,695,600  (8)                   5.78

Edward J. McAree
323 Railroad Avenue
Greenwish, CT 06830. . .         3,698,000  (8)                   5.78

Thomas N. Tryforos
323 Railroad Avenue
Greenwich, CT 06380. . .         3,696,392  (8)                   5.78

Firstar Investment Research and
 Management Company
777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202. . .  3,435,750  (9)                    5.37

Firstar Corporation
777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202. . .  3,435,750  (9)                    5.37

Putnam Investments, Inc.
One Post Office Square
Boston, Massachusetts 02109 . .  4,827,786 (10)                    7.54

All directors and executive
 officers as a group
 (23 persons)                   12,822,437 (1)(2)(3)(4)(5)(6)(7)  19.2


*  Less than 1% of the outstanding Common Stock

(1) Includes all options, warrants and other rights to acquire shares exercisable on or within 60 days of March 31, 1996. Each of the amounts beneficially owned have been adjusted to reflect a 2-for-1 stock split of the Company's Common Stock effective on April 15, 1996.

(2) Includes the following number of shares of Common Stock which may be acquired by certain directors and executive officers through the exercise of options and warrants which were exercisable as of March 31, 1996 or became exercisable within 60 days of that date: Mr. McCausland, 1,044,000 shares; Mr. Hoak, 42,000 shares; Mr. Sult, 58,000 shares; Mr. Brown, 50,000 shares; Mr. Foster, 42,000 shares; Mr. Shober, 42,000 shares; Mr. Stott, 18,000 shares; Mr. Naylor, 26,000 shares; Mr. Murdoch, 198,600 shares; Mr. Keeley, 249,800 shares; Mr. Keen, 332,400 shares; Mr. Knieling, 108,900 shares; Mr. Yohe, 10,000 shares; and all directors and executive officers as a group, 3,099,890 shares.

(3) Investment and/or voting power with respect to 2,279,880 of such shares are shared with, or under the control of, members of Mr. McCausland's immediate family, and 90,558 shares are held by a charitable foundation of which Mr. McCausland is an officer and director.

(4) Includes the following shares of Common Stock held under the Company's 401(k) Plan as of December 31, 1995: Mr. McCausland, 31,664 shares; Mr. Keeley, 17,448 shares; Mr. Keen, 644 shares; Mr. Knieling, 9,458 shares; and all executive officers as a group, 127,318 shares.

(5)    Includes 8,000 shares owned by members of Mr. Brown's immediate family.

(6) Includes 180,800 shares owned in a living trust of which Mr. Stott and his spouse are co-trustees and their children are the beneficiaries.

(7) Includes 253,084 shares owned in a living trust, of which Mr. Keeley is both trustee and beneficiary and 2,200 shares held in a partnership, the partners of which are Mr. Keeley and his two sons.

(8) Messrs. Smith, McAree and Tryforos jointly reported on a Schedule 13D, dated February 11, 1994, (upon which the Company has relied in making this disclosure) that in their capacities as investment managers for certain managed accounts consisting of three private investment limited partnerships (of which each is a general partner) and an employee profit sharing plan of a corporation of which Mr. Smith is the sole stockholder (and for which each of them is a trustee) they had the following voting and investment power for shares of the Common Stock:
       Messrs. Smith, McAree and Tryforos each have shared voting and dispositive power for 3,695,600 shares; Mr. McAree has sole voting and dispositive power for 2,400 shares; and Mr. Tryforos has sole voting and dispositive power for 792 shares.

(9) Firstar Investment Research and Management Company ("FIRMC") reported on Schedule 13G, dated February 13, 1996 (upon which the Company has relied in making this disclosure) that it had sole voting power for 1,252,400 shares, shared voting power for 2,014,050 shares, sole dispositive power for 1,416,000 shares and shared dispositive power for 2,019,750 shares. FIRMC is a subsidiary of Firstar Corporation, as reported in a Schedule 13G filed by Firstar Corporation, dated
       February 13, 1996, upon which the Company has relied in making this disclosure. Firstar Corporation reported that it had sole voting power for 2,882,200 shares, shared voting power for 389,950 shares, sole dispositive power for 3,045,800 shares and shared dispositive power for 389,950 shares.

(10) Putnam Investments, Inc. ("PI"), a wholly-owned subsidiary of Marsh & McLennon Companies, Inc., wholly owns Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. (collectively, the "Putnam Group"). The Putnam Group together filed a Schedule 13G dated
       January 29, 1996, upon which the Company has relied in making this disclosure. Each of the members of the Putnam Group are considered beneficial owners in the aggregate of 4,827,786 shares, or 7.54% of shares outstanding, of the Company's voting common stock, which shares were acquired for investment purposes by the Putnam Group for certain of their advisory clients.

                  PROPOSAL TO RATIFY ACCOUNTANTS

  The Board of Directors has selected the firm of KPMG Peat Marwick LLP as independent certified public accountants to audit the books, records and accounts of the Company for the fiscal year ending March 31, 1997. The Board of Directors has proposed that the stockholders ratify the selection of KPMG Peat Marwick LLP. This firm audited the Company's financial statements for the fiscal year ended March 31, 1996. Representatives of KPMG Peat Marwick LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

  The Board of Directors recommends that you vote FOR ratification of KPMG Peat Marwick LLP as independent accountants.


                   STOCKHOLDERS PROPOSALS FOR
                      NEXT ANNUAL MEETING

  Any properly submitted proposal which a stockholder intends to present at the next Annual Meeting of Stockholders must be received by the Company by March 3, 1997, if it is to be included in the Company's proxy statement and form of proxy relating to the next Annual Meeting.

                                                                APPENDIX 1
Airgas, Inc.
Comparison of Five Year Cumulative Total Return

       900|------------------------------------------------------|
          |                                                   *  |
          |                                                      |
          |                                                      |
       800|------------------------------------------------------|
          |                                                      |
          |                                                      |
          |                                                      |
       700|------------------------------------------------------|
          |                                                      |
          |                                                      |
          |                                                      |
       600|------------------------------------------------------|
          |                                        *             |
          |                                                      |
          |                                                      |
D      500|------------------------------------------------------|
          |                               *                      |
O         |                                                      |
          |                                                      |
L      400|------------------------------------------------------|
          |                                                      |
L         |                                                      |
          |                                                      |
A      300|------------------------------------------------------|
          |                      *                               |
R         |                                                 &    |
          |                                                      |
S      200|---------------------------------------------------$--|
          |                                         &            |
          |            *                  &         $            |
          |              &       &$        $                     |
          |              $                                       |
       100|---*&$------------------------------------------------|
          |                                                      |
          |                                                      |
          |                                                      |
         0|----|--------|--------|--------|--------|--------|----|
 March 31,   1991     1992     1993     1994     1995      1996

            * = Airgas     & = Chemicals     $ = S&P 500

|-----------|-------|--------|--------|--------|--------|--------|
|March 31,  | 1991  |  1992  |  1993  |  1994  |  1995  |   1996 |
|-----------|-------|--------|--------|--------|--------|--------|
|* Airgas   | 100   | 133.57 | 279.77 | 478.38 | 593.11 | 889.66 |
|-----------|-------|--------|--------|--------|--------|--------|
|& Chemicals| 100   | 127.41 | 130.31 | 155.74 | 187.69 | 265.61 |
|-----------|-------|--------|--------|--------|--------|--------|
|$ S&P      | 100   | 111.04 | 127.95 | 129.84 | 150.05 | 198.22 |
|-----------|-------|--------|--------|--------|--------|--------|

The graph above assumes that $100 was invested on April 1, 1991, in Airgas, Inc. Common Stock, the S&P Chemicals Composit Index and the S&P 500 Index.

                           AIRGAS, INC.
PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     FOR THE ANNUAL MEETING OF STOCKHOLDERS, AUGUST 5, 1996

    The undersigned holder of Common Stock of Airgas, Inc. hereby appoints Peter McCausland, Todd R. Craun and Britton H. Murdoch, and each of them, proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 8:30 a.m. on Monday, August 5, 1996, in the Ballroom of the Four Seasons Hotel, 18th Street and Benjamin Franklin Parkway, Philadelphia, Pennsylvania, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, and in their discretion upon such other business as may come before the Meeting.

    SHARES WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, SHARES WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT, FOR THE PROPOSALS DESCRIBED IN THE PROXY STATEMENT AND WITH DISCRETIONARY AUTHORITY ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

              (Continued, and to be signed, on the other side)
              ____________________________________________________
              [to be inserted on back of proxy card]



  Please mark []  or [] in blue or black ink.


1. Election of Directors.

   Nominees:  John A.H. Shober, Merril L. Stott,  Argeris N. Karabelas

   [] FOR all nominees listed above
   [] FOR all nominees listed above; except vote withheld from following nominees (if any): ___________________________________

   [] VOTE WITHHELD from all nominees


2.    Ratify the selection of KPMG Peat Marwick
      LLP as independent auditors.

     [] FOR   [] AGAINST   [] ABSTAIN

3. In their discretion, upon such other matters as may properly come before the Meeting.

     The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement of the Board of Directors.

                      NOTE: Please sign exactly as name(s) appears hereon.
                            Executors, administrators, trustees, etc. should give full title as such.


                      Signature______________________________________________

                      Signature_______________________________________________

                      Dated____________________________________________, 1996

 PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.